Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statement” in the Statement of Additional Information and to the inclusion of our report dated February 21, 2017 with respect to the financial statement of the FS Multi-Strategy Alternatives Fund as of February 1, 2017 in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-214851) of FS Series Trust for the registration of its common shares of beneficial interest.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

February 21, 2017